Exhibit Index

Exhibit 1	Amendment No. 6 to Rights Agreement dated April 16, 1991, as amended, between Luby's, and American Stock Transfer & Trust, as Rights Agent

Exhibit 1
AMENDMENT NO. 6 TO
RIGHTS AGREEMENT

This Amendment No. 6 to Rights Agreement (this “Amendment”) is made effective as of the 20th day of March, 2007. This Amendment is an amendment to the Rights Agreement, dated as of April 16, 1991, as amended effective as of December 19, 1991, as amended effective as of February 7, 1995, as amended effective as of May 29, 1995, as amended effective as of March 8, 2001, and as amended effective as of February 26, 2004 (the “Rights Agreement”), between Luby’s, Inc., a Delaware corporation (formerly known as Luby’s Cafeterias, Inc. and referred to herein as the “Company”), and American Stock Transfer & Trust Company (the “Rights Agent”).

RECITALS

WHEREAS, pursuant to and in compliance with Section 27 of the Rights Agreement, the Company and the Rights Agent wish to amend the Rights Agreement as set forth herein;

NOW THEREFORE, the parties hereto agree as follows:

Section 1. Amendments. From and after the effective date of this Amendment, the Rights Agreement shall be amended as follows:

(a)  The definition of “Final Expiration Date” included in Section 1 of the Rights Agreement shall be amended to read in its entirety as follows:

“Final Expiration Date” means the close of business on April 16, 2010.

(b)  Exhibit A (Form of Right Certificate) and Exhibit B (Summary of Rights to Purchase Common Shares) to the Rights Agreement shall be amended to conform to the changes in the Rights Agreement made and effected pursuant to this Amendment.

Section 2. Remainder of Agreement Not Affected. Except as set forth in Section 1 hereof, the terms and provisions of the Rights Agreement shall remain in full force and effect and are hereby ratified and confirmed.

Section 3. Authority. Each party represents that such party has full power and authority to enter into this Amendment, and that this Amendment constitutes a legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms.

Section 4. Definitions, References.

(a)  Unless otherwise specifically defined herein, each term used herein which is defined in the Rights Agreement shall have the meaning assigned to such term in the Rights Agreement.

(b)  On and after the effective date of this Amendment (i) all references in the Rights Agreement, including Exhibits A and B, to the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment, and all prior amendments, and (ii) all references to “hereof,” “hereunder,” “herein,” “hereby” and other similar references contained in the Rights Agreement as well as each reference to “this Agreement” and each other similar reference contained in the Rights Agreement shall refer to the Rights Agreement, as amended.

Section 5. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the day and year first above written.

LUBY'S, INC.

By:	/s/Ernest Pekmezaris
Name:	Ernest Pekmezaris
Title:	Senior Vice President and Chief Financial Officer

Attest:

By:	/s/Peter Tropoli
Title:	Senior Vice President, General Counsel and Secretary

Countersigned:

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/Herbert J. Lemmer
Name:	Herbert J. Lemmer
Title:	Vice President